                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE
                              ---------------------

SAFLINK PRESS CONTACT:                 SAFLINK COMPANY CONTACT:

S&S Public Relations                    SAFLINK Corporation
Steve Simon                             Thomas Doggett, Marketing & Comm. Mgr.
(800) 287-2279, ext. 237                (425) 278-1202
steve1@sspr.com                         tdoggett@saflink.com
---------------                         --------------------

            SAFLINK CORP. ANNOUNCES $6 MILLION COMMON STOCK FINANCING

BELLEVUE, WA - (June 28, 2002) - SAFLINK(TM) Corporation (OTC Bulletin Board:
SFLK), a leading developer, marketer, and integrator of biometric security solutions, announced today that it has entered into a securities purchase agreement under which a group of institutional and accredited investors, including existing investors, agreed to purchase shares of SAFLINK's common stock and related warrants for $6.6 million in a private placement. Under the purchase agreement, SAFLINK agreed to issue approximately 4.4 million shares of common stock at a price of $1.50 per share. SAFLINK also agreed to issue to the investors warrants to purchase approximately 2.2 million shares of common stock initially exercisable at $2.25 per share. The warrant exercise price increases to $3.50 per share six months after the effective date of the registration statement covering the warrant shares. The transaction is subject to the terms and conditions of the purchase agreement.

 "I believe that this financing, given the condition of the World's financial markets, is a testament to the Company, its solutions, and the industry in general. As the biometric market continues to mature, SAFLINK will look to expand both its offerings and influence within the sector," said Glenn Argenbright, President and CEO of SAFLINK Corporation. Argenbright said that SAFLINK is debt free and believes it has the necessary funding to execute on the Company's growth strategy in the rapidly expanding market for biometric security solutions. SAFLINK has shipped more than 50 pilot projects year to date (a five fold increase over all of 2001), including shipments to a number of companies in the healthcare, education, and financial services sectors, as well as to the U.S. House of Representatives and the U.S. Department of Defense.

In addition, the Company has recently allocated more personnel resources to its government sales force in an effort to take advantage of the U.S. government's substantial increase in IT spending, a large part of which is expected to be allocated to enhance the government's IT security infrastructure. SAFLINK has seen increasing demand for its products and services and currently anticipates positive sequential revenue growth for each of the next three quarters.

SAFLINK intends to use the proceeds of this financing for enhancements to customer support, software development, working capital, and for the hiring of additional sales and marketing personnel. Under the terms of the financing, neither the common stock nor the warrants issued in the financing have been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act or applicable exemption from the registration requirements of such act. As part of the financing, SAFLINK agreed to file a registration statement on Form S-2 covering the resale of the shares of common stock issued in the financing and shares of SAFLINK's common stock issuable upon exercise of the warrants.

About SAFLINK
SAFLINK Corporation brings "The Power of Biometric Authentication(TM)" to workstations and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, protect valuable information, and eliminate passwords. These solutions are designed to safeguard and simplify access to electronic systems and online services.

NOTE: "SAFLINK", "SAFaccess", and "The Power of Biometric Authentication" are trademarks of SAFLINK Corporation.

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's financial condition, its ability to sell its products, its ability to compete with competitors, and the growth of the biometrics market. In addition, the Company cannot be certain that the U.S. government will increase its IT spending, that any such increases will be allocated to enhance the government's IT security infrastructure, or that the Company will be able to take advantage of any such increase in spending. The Company cannot be certain that its existing capital resources, together with the proceeds from the sale of its common stock and warrants in this financing, will be sufficient to support its current and planned operations, research and development efforts, or the execution of its growth strategy. Reference should be made to the Company's 424(b)(3) Prospectus filed with the SEC December 14, 2001, as supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission, for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release.

PR 02-52